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                                                             EXHIBIT 99.01
                                CERIDIAN CORPORATION
                                STOCK AWARD AGREEMENT


               This Agreement is entered into by you, Robert M. Digby, and Ceridian Corporation (the "Company") as of April 15, 1998 (the "Date of Grant") to evidence the making of a stock award by the Company to you.

               1. Award. Effective as of the Date of Grant, the Company has granted to you 3,000 shares of the Company's common stock (the "Awarded Shares"), subject to the terms and conditions set forth in this Agreement.

               2. Restrictions on Transferability. A stock certificate evidencing 1,000 of the Awarded Shares will be issued in your name and delivered to you as soon as administratively practicable after a registration statement on Form S-8 under the Securities Act of 1933, as amended, has been filed with the Securities and Exchange Commission and has become effective. The 2,000 share balance of the Awarded Shares (the "Restricted Shares") may not be sold, transferred, assigned, pledged or otherwise used as collateral by you unless and until, and then only to the extent that, restrictions on transferability shall have lapsed in accordance with this Agreement. In this Agreement, the lapsing of such transferability restrictions is referred to as "vesting," and Restricted Shares that are no longer subject to such transferability restrictions are referred to as "vested."

               3. Book-Entry Registration. Ownership of Restricted Shares which are not yet vested shall not be evidenced by a stock certificate, but rather shall be evidenced by an entry in a certificateless book-entry stock account maintained by the Company's transfer agent for its common stock (the "Transfer Agent"). To facilitate the transfer to the Company of any Awarded Shares that you might subsequently forfeit in accordance with the terms of this Agreement, you agree to sign and promptly return to the Company with a signed copy of this Agreement such stock power(s) as the Company may request. Upon written notification by the Company to the Transfer Agent of the vesting of all or a portion of the Restricted Shares, a stock certificate evidencing such unrestricted shares shall be issued in your name and delivered to the you.

               4. Vesting of Restricted Shares. Subject to Sections 5, 6 and 9 of this Agreement, one-half of the Restricted Shares will vest on April 15, 1999 and the remaining one-half of the Restricted Shares will vest on April 15, 2000.

               5.  Termination of Employment.  Except as provided in
          Section 6 of this Agreement, if your employment with the Company and all of its majority-owned subsidiaries terminates for any
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         reason, you will immediately forfeit any Restricted Shares that have not yet vested as of the employment termination date.

             This document constitutes part of a prospectus covering
          securities that have been registered under the Securities Act of 1933.

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               6.  Change of Control.  Subject to the definitions and
          limitations contained in the following paragraphs of this
          Section 6, and subject to Section 9 of this Agreement, in the event of a Change of Control Termination with respect to you, all of your Restricted Shares will immediately become fully vested.

               For purposes of this Section 6, the following definitions will be applied:

                 (a) "Benefit Plan" means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by the Company or any of its majority owned subsidairies for the direct or indirect provision of compensation to you, whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for you.

                 (b) "Change of Control" means any of the following events:

                    (i) a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than 50% of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation;

                    (ii) the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of securities of the Company representing 25% or more of the total combined voting power of the Company's then issued and outstanding securities by any person or entity, or group of associated person or entities acting in concert;

                    (iii) the sale of the properties and assets of the Company, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company;

                    (iv) the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or
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                    (v)  a change in the composition of the Company's
          Board of Directors at any time during any consecutive 24 month period such that the "Continuity Directors" cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, "Continuity Directors" means those members of the Board who either (1) were directors at the beginning of such consecutive 24 month period, or (2) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing Board of Directors.

                 (c) "Change of Control Compensation" means any payment or benefit (including any transfer of property) in the nature of compensation, to or for the benefit of you under this Agreement or any Other Agreement or Benefit Plan, which is considered to be contingent on a Change of Control for purposes of
          Section 280G of the Internal Revenue Code (the "Code").

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                 (d)  "Change of Control Termination" means any of the
          following events occurring within two years after a Change of
          Control:

                    (i) Termination of your employment with the Company and all of its majority-owned subsidiaries for any reason other than (A) fraud, (B) theft or embezzlement of Company or subsidiary assets, (C) intentional violations of law involving moral turpitude, or (D) your substantial and continuing failure to satisfactorily perform your duties as reasonably assigned to you for a period of 60 days after a written demand for such satisfactory performance which specifically identifies the manner in which it is alleged you have not satisfactorily performed such duties; or

                    (ii) Termination of employment with the Company and all of its majority-owned subsidiaries by you for Good Reason.

          A Change of Control Termination shall not include a termination of employment by reason of death or disability.

                 (e) "Good Reason" means a good faith determination by you that any one or more of the following events has occurred at the instigation by the Company or one of its majority-owned subsidiaries, without your express written consent, after a Change of Control:

                    (i) A change in your reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or your removal from any of such positions, which has the effect of diminishing your responsibility or authority; or
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                    (ii)  A reduction in your base salary as in effect
          immediately prior to the Change of Control or as the same may be increased from time to time thereafter; or

                    (iii) Your being required to be based anywhere other than within twenty-five miles of your job location at the time of the Change of Control; or

                    (iv) Without replacement by plans, programs, or arrangements which, taken as a whole, provide benefits to you at least reasonably comparable to those discontinued or adversely affected, (A) the failure to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which you are participating immediately prior to a Change of Control; or (B) the taking of any action that would materially adversely affect your participation or materially reduce your benefits under any of such plans, programs or arrangements; or

                    (v) The failure to provide you with office space, furniture, and secretarial support at least comparable to that provided to you immediately prior to the Change of Control, or the taking of any similar action that would materially adversely affect the working conditions in or under which you perform your employment duties; or

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                    (vi)  If your primary employment duties are with a
          majority-owned subsidiary of the Company, the sale, merger, contribution, transfer or any other transaction as a result of which the Company no longer directly or indirectly controls or has a significant equity interest in such subsidiary; or

                    (vii) Any material breach by the Company or one of its majority-owned subsidiaries of any employment agreement between you and the Company or such subsidiary.

                 (f) "Excise Tax" means any applicable federal excise tax imposed by Section 4999 of the Code.

                 (g) "Other Agreements" means any agreement, contract or understanding heretofore or hereafter entered into between you and the Company or any of its majority-owned subsidiaries for the direct or indirect provision of compensation to you.

                 (h) "Reduced Amount" means the largest amount that could be received by you as Change of Control Compensation such that no portion of such Change of Control Compensation would be subject to the Excise Tax.

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                If any Change of Control Compensation would be considered a
          "parachute payment" within the meaning of Section 280G(b)(2) of the Code and if, after reduction for any Excise Tax and federal income tax imposed by the Code, your net proceeds of such Change of Control Compensation would be less than the amount of your net proceeds resulting from the payment of the Reduced Amount after reduction for federal income taxes, then the Change of Control Compensation payable to you shall be limited to the Reduced Amount. The determinations required by the preceding sentence shall be made by the firm of independent certified public accountants serving as the outside auditor of the Company as of the date of the applicable Change of Control, and such determinations shall be binding upon the Company and you. If Change of Control Compensation to you is limited to the Reduced Amount, then you will have the right to designate those payments or benefits under this Agreement, any Other Agreements and/or any Benefit Plans that should be reduced or eliminated so as to avoid having your Change of Control Compensation be subject to the Excise Tax. If you fail to make such designation within 30 days of having received notification that such designation is required, the Company shall make such designations and shall promptly inform you of its actions in such regard.

               Prior to a Change of Control, the Compensation Committee of the Board of Directors of the Company will have the power and right, within its sole discretion, to rescind, modify or amend this Section 6 without your consent. In all other cases, neither such Committee nor any other party will, following a Change of Control, have the power to exercise such authority or otherwise take any action that is inconsistent with the provisions of this
          Section 6.

               7. Dividends and Distributions. Any dividends or distributions (including regular, periodic cash dividends) paid with respect to Restricted Shares that have not yet vested will be subject to the same restrictions on transferability and the possibility of forfeiture to the Company as the Restricted Shares to which the dividends or distributions relate. To facilitate

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          the enforcement of this provision, any such dividends or
          distributions paid with respect to unvested Restricted Shares shall be held by the Company or its agent designated for the purpose until such time as the Restricted Shares to which the dividends or distributions relate vest or are forfeited. If such Shares vest, the dividends or distributions with respect thereto shall be paid or transferred to you at the time the certificate representing such Shares is provided to you. If such Shares are forfeited, all of your right, title and interest in and to such dividends and distributions shall automatically be transferred to the Company, and you agree to execute any documents evidencing such transfer as may be requested by the Company, either at the
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         time of such transfer or in anticipation of such transfer
          becoming necessary.

               8. Continued Employment. Nothing in this Agreement shall confer upon you any right with respect to continuance of employment by the Company or any of its subsidiaries, nor interfere in any way with the right of the Company or any of its subsidiaries to terminate your employment at any time.

               9. Prohibited Activities. If, at any time prior to the vesting of all Restricted Shares, or at any time prior to one year after the termination of your employment with the Company and all of its subsidiaries, whichever is later, you (i) engage in any commercial activity in competition with any part of the business of the Company or its subsidiaries, (ii) divert or attempt to divert from the Company or its subsidiaries any business of any kind, including, without limitation, interference with any business relationships with suppliers, customers, licensees, licensors, clients or contractors, (iii) make, or cause or attempt to cause any other person to make, any statement, either written or oral, or convey any information about the Company which is disparaging or which in any way reflects negatively upon the Company, or (iv) engage in any other activity that is inimical, contrary or harmful to the interests of the Company or its subsidiaries, including influencing or advising any person who is employed by or in the service of the Company or its subsidiaries to leave such employment or service to compete with the Company or its subsidiaries or to enter into the employment or service of any actual or prospective competitor of the Company or its subsidiaries, or influencing or advising any competitor of the Company or its subsidiaries to employ or to otherwise engage the services of any person who is employed by or in the service of the Company or its subsidiaries, or improperly disclosing or otherwise misusing any confidential information regarding the Company or its subsidiaries, then (1) you will forfeit any Restricted Shares that are not yet vested effective the date on which you enter into such activity, and (2) any taxable income realized by you from the grant or vesting of Awarded Shares during a period beginning six months prior to the date on which you enter into such activity shall be paid by you to the Company..

               10. Payment of Amounts Owed. By accepting this Agreement, you consent to a reduction from any amounts the Company owes you from time to time (including wages or other compensation) of any amount you owe the Company under Section 9 of this Agreement. If the Company does not recover by means of set-off the full amount you owe it, you agree to immediately repay the unpaid balance to the Company.

               11. Tax Withholding. The Company is entitled to withhold and deduct from your future wages (or from other amounts which may be due and owing to you), or make other arrangements
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          for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to the Awarded Shares, and you agree to cooperate with the Company to effect such compliance.

               12. Governing Law. The validity, construction, interpretation, administration and effect of this Agreement will be governed by and construed exclusively in accordance with the laws of the State of Minnesota, without regard to its conflicts of law principles.

               13. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of you and the Company.

               In Witness Whereof, you and Ceridian Corporation have executed this Agreement as of the Date of Grant.


          CERIDIAN CORPORATION


          By_____________________________    ____________________________
               Secretary                     Robert M. Digby

                                             Participant's Mailing Address

                                             _________________________

                                             _________________________


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